 Exhibit 4.2

CHAGEE HOLDINGS LIMITED - Class A Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

XX-XXX	XXX,XXX,XXX.000

Share Capital is US$80,000 divided into

(i) 700,000,000 Class A Ordinary Shares of a par value of US$0.0001 each

(ii) 80,000,000 Class B Ordinary Shares of a par value of US$0.0001 each

(iii) 20,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated)

as Directors may determine in accordance with the Memorandum and Articles of Association of the Company

THIS IS TO CERTIFY THAT	XXXXX

is the registered holder of	XXX,XXX,XXX.000

Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the said Company on	XX XXXX, 20XX

by:

DIRECTOR